                                                             Exhibit 11.1


                           Pro Forma Computation of Loss Per Common Share
                           ----------------------------------------------



                                                                    Six-month transition   April 5, 1995 to
                                                                        period ended        September 29,
                                                                       March 29, 1996            1995
                                                                    ---------------------  -----------------
Net loss applicable to common stock                                      $(11,448,000)        $(6,116,000)
                                                                          ============         ===========

Shares outstanding from the beginning of the period                         6,193,830           6,193,830

Shares issued to management in July 1996 at prices below the assumed initial public offering price reduced by shares
 through the application of the treasury stock method                          75,723             75,723



Options granted to management in July 1996 at 85 percent of
 the assumed initial public offering price reduced by shares
 through the application of the treasury stock method                         109,018            109,018



Estimated number of shares which would have to be sold at the assumed initial public offering price of $17.00 to fund the following:

   Shares issued to management for preferred stock                             23,317             23,317

   Cash used to repurchase remaining preferred stock                        1,125,446          1,125,446
                                                                            ---------          ---------


Total weighted average number of shares                                     7,527,334          7,527,334
                                                                            ---------          ---------
Pro forma net loss per common share                                            $(1.52)             $(.81)
                                                                            =========          =========